Exhibit 10.4

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of this 22nd day of February 2024, with an effective date of January 1, 2024 (the “Effective Date”) by and between Eightco Holdings, Inc., a corporation organized under laws of the State of Delaware (the “Company”), and CXO Lite, LLC, a limited liability company organized under laws of the State of Pennsylvania (the “Consultant”), of which Brett Vroman is the sole member.

Services. Consultant is in the business of providing fractional CFO services, bookkeeping, financing, strategic and financial planning, mergers and acquisitions, growth and development, audit preparation and securities regulation and compliance (the “Services”). Consultant shall be engaged as the “Chief Financial Officer” of the Client during the term of this agreement and shall provide the Services that are customary of the position and generally described in Appendix A of this Agreement.

Term. The term of this Agreement shall commence on the Effective Date, and it shall automatically renew on a month-to-month basis unless terminated by either party upon 30 days’ written notice to the other party.

Compensation. The Company agrees to compensate the Consultant at the rate of $10,000 per month for the provision of the Services commencing on the effective date. Payments shall be made monthly. Additionally, the Consultant may be eligible to receive additional compensation in the form of shares of common stock of the Company at the Board’s discretion. The specific terms and conditions regarding any issuance of shares shall be determined by the Board and outlined in a separate agreement.

Consultant shall be entitled to reimbursement of all reasonable expenses, paid on behalf of the Client.

Confidentiality. The Consultant acknowledges that it may have access to confidential information regarding the Company and its business. The Consultant agrees that it will not, during or subsequent to the term of this Agreement, divulge, furnish, or make accessible to any person (other than with the written permission of the Company) any knowledge or information or plans of the Company with respect to the Company or its business. This includes but is not limited to financial data, business strategies, and any other information deemed confidential by either party.

Independent Contractor Status. Consultant agrees to perform the Services as an independent contractor and not as an employee of the Company. Nothing in this Agreement shall be construed to create a partnership, joint venture, or employer-employee relationship between the parties.

D&O Insurance Coverage. The Consultant, in their capacity as operating as an officer of the Company, shall be covered under the Company’s Directors and Officers (D&O) liability insurance policy during the term of this Agreement. The coverage will extend to protect the Consultant against personal losses in connection with the performance of their duties as an officer, subject to the terms and conditions of the D&O policy. The Consultant agrees to cooperate with the Company in obtaining and maintaining such coverage, including providing any necessary information and documentation required by the insurance provider. Any changes or modifications to the D&O policy shall be promptly communicated to the Consultant.

Termination. Either party may terminate this Agreement upon 30 days’ written notice to the other party. In the event of termination, the Consultant shall be compensated for the Services rendered up to the date of termination.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflict of law principles.

Entire Agreement. This Agreement constitutes the entire understanding between the parties concerning the subject matter hereof and supersedes all prior agreements, whether written or oral, relating to the same subject matter.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONSULTANT:

CXO Lite, LLC

/s/ Brett Vroman
By:	Brett Vroman
Dated: February 22, 2024

COMPANY:

Eightco Holdings, Inc.

/s/ Kevin O’Donnell
By:	Kevin O’Donnell, Executive Chairman
Dated: February 22, 2024

Appendix A – Services

Reporting directly to the CEO, responsible for oversight of Financial Analysis, Budgeting and Forecasting, Implementing Financial and Accounting Policies, Managing Finance and Accounting teams and acting as Strategic business partner to the directors and officers.

Duties shall include, but not be limited to, the oversight and/or direct completion of the following:

●	Assessing and evaluating both short-term and long-term financial performance.
●	Regular communication and interaction with the Board of Directors, CEO, and senior management team members.
●	Creating and establishing annual financial objectives that align with the company’s growth and expansion plans.
●	Serve key role as a member of the executive leadership team and engaging in pivotal decisions related to strategic initiatives and operational models.
●	Aligning and executing the Board of Directors’ plans, initiatives, and recommendations.
●	Implementing policies, procedures, and processes as directed by the senior leadership team.
●	Developing, improving, and issuing timely monthly financial records and reports for the CEO.
●	Managing the cash flow planning process and ensuring the availability of funds.
●	Overseeing weekly cash management and the Accounts Payable Department, including approving large payables, signing checks, and authorizing significant wires and ACH transactions.
●	Managing cash, investments, and asset management, exploring new investment opportunities, and providing recommendations on potential returns and risks.
●	Maintaining strong banking relationships and strategic alliances with vendors and business partners.
●	Supervising Accounts Receivable management and offering guidance on the collection process.
●	Safeguarding assets and ensuring accurate and timely recording of all transactions through the implementation of internal audits, controls, and checks across all accounting-related departments.
●	Preparing reports required by regulatory agencies and assisting in the annual audit and the preparation of the Company’s tax returns.
●	Reviewing and ensuring the application of appropriate internal controls, SOX compliance, and financial procedures.